Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS SHAREHOLDERS APPROVE MERGER

November 13, 2007. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ: NPSI] has announced that at their annual meeting held today, the North Pittsburgh shareholders approved and adopted the merger agreement between North Pittsburgh and Consolidated Communications Holdings, Inc. (“Consolidated”). More than 94.5% of the votes cast on the merger proposal voted in favor of it.

The merger agreement provides that North Pittsburgh would become a wholly owned subsidiary of Consolidated and the outstanding shares of North Pittsburgh common stock would each be converted into the right to receive, at the holder’s election, either (i) $25.00 in cash, without interest, or (ii) 1.1061947 shares of Consolidated common stock (including cash in lieu of any fractional share of Consolidated common stock), subject to proration to ensure that 80% of the North Pittsburgh shares are converted into the right to receive cash and 20% of the North Pittsburgh shares are converted into the right to receive Consolidated common stock. North Pittsburgh shareholders’ approval and adoption of the merger agreement satisfied a condition to the completion of the merger.

Completion of the merger is subject to the satisfaction of other conditions also, including the approval of the Pennsylvania Public Utility Commission (the “Pennsylvania PUC”) of the transfer of control to Consolidated of North Pittsburgh’s subsidiaries that are regulated by the Pennsylvania PUC, North Pittsburgh Telephone Company and Penn Telecom, Inc. The Pennsylvania PUC has not yet acted on those North Pittsburgh subsidiaries’ application for such approval.

North Pittsburgh and Consolidated will issue a press release announcing the anticipated closing date of the proposed merger, and the anticipated deadline for North Pittsburgh shareholders to submit elections to receive the cash or stock consideration for their shares, when those dates are known.

At their meeting held today, the North Pittsburgh shareholders also re-elected Harry R. Brown, Charles E. Cole, Frederick J. Crowley, Allen P. Kimble, Stephen G. Kraskin, David E. Nelsen and Charles E. Thomas, Jr. as the directors of North Pittsburgh.

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Cautionary Language Concerning Forward-Looking Statements

In addition to historical information, this information may contain forward-looking statements regarding, among other things, the anticipated closing of the proposed merger of North Pittsburgh with Consolidated. Such forward-looking statements are based on assumptions, estimates and/or current expectations and involve risks and uncertainties, such as the ability of the companies to obtain all required regulatory approvals, a failure to consummate or a delay in consummating the merger, and other factors referred to in filings made by North Pittsburgh or Consolidated with the Securities and Exchange Commission. Neither North Pittsburgh nor Consolidated undertakes to update any of these statements to reflect the impact of circumstances or events that arise after the date the statement was made. This information should be read in conjunction with the proxy statement/prospectus of North Pittsburgh and Consolidated dated October 9,

North Pittsburgh Systems Shareholders Approve Merger

2007 and North Pittsburgh’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is North Pittsburgh’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

Proxy Statement/Prospectus

This material is not a substitute for the proxy statement/prospectus of North Pittsburgh and Consolidated dated October 9, 2007 which was declared effective on October 9, 2007. Investors are urged to read the proxy statement/prospectus, which contains important information, including detailed risk factors. The proxy statement/prospectus is, and other documents which will be filed by North Pittsburgh and Consolidated with the Securities and Exchange Commission will be, available free of charge at the Securities and Exchange Commission’s website, www.sec.gov, or by directing a request to North Pittsburgh’s proxy solicitors, MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at (800) 322-2885. The definitive proxy statement/prospectus was first mailed to shareholders of North Pittsburgh on October 12, 2007.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.